UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       ----------------------------------


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

        Date of Report (date of earliest event reported): August 2, 2005


                               NOBLE ROMAN'S, INC.
               (Exact name of Company as specified in its charter)


         Indiana                        0-11104                 35-1281154
(State or other jurisdiction          (Commission            (I.R.S. Employer
     of incorporation)                File Number)          Identification No.)

      One Virginia Avenue, Suite 800
          Indianapolis, Indiana                                   46204
(Address of principal executive offices)                        (Zip Code)

                                 (317) 634-3377
                (Company's telephone number, including area code)

                                 Not applicable
          (Former name or former address if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
    Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On August 2, 2005, Noble Roman's, Inc. (the "Company") entered into a Settlement Agreement with SummitBridge National Investments, LLC and related entities. The Settlement Agreement provides for the resolution of existing litigation between the Company and certain affiliated parties and SummitBridge, which initially was brought by the Company in March 2004 in the Marion Superior Court Civil Division of the Indiana state courts. As previously reported by the Company, the parties had asserted various claims against each other after SummitBridge acquired a secured promissory note and related stock ownership interests, more fully described below, from The Provident Bank, Noble Roman's former bank lender, in October 2003. Upon closing under the Settlement Agreement, the existing litigation will be resolved and the parties will execute mutual releases.

     Upon closing of the transactions contemplated by the agreement, which is subject to certain conditions, the Company will acquire all of SummitBridge's debt and equity interests in the Company, except for 2,400,000 shares of common stock, for a purchase price of $8,300,000. These interests were acquired in October 2003 from The Provident Bank and consist of a senior secured promissory note in the principal amount of $7,700,000, interest accrued on the note since February 2004, 3,214,748 shares of the Company's common stock, $4,929,275 stated amount of the Company's no-yield preferred stock convertible into 1,643,092 shares of common stock, and a warrant to purchase 385,000 shares of the Company's common stock with an exercise price of $.01 per share.

     The closing under the Settlement Agreement is contingent upon, among other things, the Company's obtaining new financing on terms satisfactory to it. The Company has entered into a non-binding letter of understanding with a lender that proposes to make a loan to the Company of the funds to complete the transactions under the Settlement Agreement. In conjunction with the financing, the holders of the $2,040,000 principal amount of currently outstanding subordinated debentures issued by the Company have agreed, at the time of the closing under the Settlement Agreement, to convert their debentures into shares of the Company's convertible preferred stock with a liquidation preference equal to the principal amount of the debt converted. The preferred stock is convertible after December 31, 2006 into the Company's common stock at a conversion price of $2.25 per share. As a result of closing of the transactions contemplated by the Settlement Agreement, the Company will report a pre-tax gain of approximately $2,800,000.

     The Settlement Agreement also requires the Company to use commercially reasonable efforts to assist SummitBridge in finding one or more buyers for their retained stock over a six-month to nine-month period after closing. SummitBridge will continue to have no voting rights with respect to its retained shares as a result of the Indiana Control Share Acquisition Act. However, following the six-month to nine-month period after closing, SummitBridge will have the right to require the Company and its executive officers to use commercially reasonable efforts to cause the Company's shareholders to vote to restore SummitBridge's voting rights on any shares that SummitBridge then owns. Also after the six-month to nine-month period, if SummitBridge then owns more than 5% of Noble Roman's outstanding shares, SummitBridge will have certain registration rights.

     Copies of the press release announcing the Settlement Agreement and the Settlement Agreement are attached to this Form 8-K as Exhibit 99.1 and 99.2, respectively.

Item 2.03 Creation of a Direct Financial Obligation.

          See Item 1.01, which is incorporated by reference herein.

Item  9.01 Financial Statements and Exhibits.

          (c)  The following exhibits are filed as part of this report:

          Exhibit Number                     Description
          --------------                     -----------

               99.1 Press Release, dated August 2, 2005, issued by Noble Roman's, Inc.

               99.2 Settlement Agreement, dated as of August 1, 2005, by and among Noble Roman's, Inc., Oak Grove Corp., Pizzaco, Inc., LPS, Inc., G.N.R., Inc. and N.R. East, Inc., and SummitBridge National Investments LLC, Drawbridge Special Opportunities Fund LP and D.B. Zwirn Special Opportunities Fund, L.P.





                                      * * *

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 5, 2005

                                                NOBLE ROMAN'S, INC.



                                                By: /s/ Paul W. Mobley
                                                    ---------------------------
                                                    Paul W. Mobley
                                                    Chief Executive Officer and
                                                    Chief Financial Officer

                                  EXHIBIT INDEX


Exhibit Number                     Description
--------------                     -----------

    99.1            Press Release, dated August 2, 2005, issued by Noble
                    Roman's, Inc.

    99.2 Settlement Agreement, dated as of August 1, 2005, by and among Noble Roman's, Inc., Oak Grove Corp., Pizzaco, Inc., LPS, Inc., G.N.R., Inc. and N.R. East, Inc., and SummitBridge National Investments LLC, Drawbridge Special Opportunities Fund LP and D.B. Zwirn Special Opportunities Fund, L.P.